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EXHIBIT 23

The Board of Directors
First Financial Bancorp:


We consent to incorporation by reference in the registration statement dated April 23, 1991 on Form S-8 of First Financial Bancorp of our report dated March 8, 1996, relating to the consolidated balance sheets of First Financial Bancorp and subsidiary as of December 31, 1995 and 1994 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K of First Financial Bancorp.


                                      /s/ KPMG Peat Marwick LLP


Sacramento, California
March 26, 1996

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